FOR IMMEDIATE RELEASE
Contact:    Clarissa Willett (investors) – 336-436-5076
Investor@LabCorp.com

Pattie Kushner (media) – 336-436-8263
Media@LabCorp.com

LABCORP ANNOUNCES
2019 FOURTH QUARTER AND FULL YEAR RESULTS
AND PROVIDES 2020 GUIDANCE

•Revenue: Q4 of $3.0 billion, up 6% over 2018; Full year of $11.6 billion, up 2% over 2018

•	Diluted EPS: Q4 of $2.32, up from $1.56 last year; Full year of $8.35, down from $8.61 last year

•	Adjusted EPS: Q4 of $2.86, up 13% over 2018; Full year of $11.32, up 3% over 2018

•	Free Cash Flow: Q4 of $442 million, up 21% over 2018; Full year of $1.04 billion, up 13% over 2018

•	2020 Adjusted EPS guidance of $11.75 to $12.15

•	2020 Free Cash Flow guidance of $950 million to $1.05 billion

BURLINGTON, N.C., Feb. 13, 2020 – LabCorp® (or the Company) (NYSE: LH) today announced results for the fourth quarter and year ended December 31, 2019, and provided 2020 guidance.

"We had a strong finish to 2019, a year where we delivered solid revenue growth, adjusted EPS, and free cash flow," said Adam H. Schechter, president and CEO of LabCorp. "We start 2020 with a clear strategy that leverages our science, technology, and delivery focused on our customers to improve health and improve lives. We are well positioned to drive continued growth and shareholder value in 2020 and beyond."

- more -

Consolidated Results

Fourth Quarter Results

Revenue for the quarter was $2.95 billion, an increase of 6.0% over $2.79 billion in the fourth quarter of 2018. The increase in revenue was due to acquisitions of 4.5% and organic growth of 2.3% (which includes the negative impact from lower Medicare and Medicaid pricing as a result of PAMA of 0.9%), partially offset by the disposition of businesses of 0.6% and negative foreign currency translation of 0.2%.

Operating income for the quarter was $336.4 million, or 11.4% of revenue, compared to $307.7 million, or 11.0%, in the fourth quarter of 2018. The increase in operating income and margin was primarily due to acquisitions, organic growth, and LaunchPad savings, partially offset by the negative impact from PAMA and higher personnel costs. The Company recorded restructuring charges, special items, and amortization, which together totaled $85.6 million in the quarter, compared to $87.2 million during the same period in 2018. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $422.0 million, or 14.3% of revenue, compared to $394.9 million, or 14.2%, in the fourth quarter of 2018. Excluding the negative impact from PAMA, adjusted operating income and margin grew $53.3 million and 90 basis points, respectively, over last year.

Net earnings for the quarter were $227.1 million, compared to $157.9 million in the fourth quarter of 2018. Diluted EPS were $2.32 in the quarter, an increase of 48.7% compared to $1.56 in the same period in 2018. During the fourth quarter of 2019, the Company recorded $19.0 million in net gains on venture fund investments, partially offset by losses of $1.4 million on the disposition of businesses and a cost of $3.1 million related to debt refinancing. In the fourth quarter of 2018, the Company recorded a $24.6 million loss on the disposition of its U.S. forensics laboratory testing business, a non-cash pension settlement charge of $7.5 million, and a loss of $5.2 million on a venture fund investment. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $2.86 in the quarter, an increase of 13.5% over $2.52 in the fourth quarter of 2018.

Operating cash flow for the quarter was $569.8 million, compared to $486.4 million in the fourth quarter of 2018, which was negatively impacted by approximately $105 million from the net tax payment in the fourth quarter of 2018 related to the disposition of businesses. The increase in operating cash flow was primarily due to higher cash earnings, partially offset by increased working capital to support growth. Capital expenditures totaled $128.2 million, compared to $122.2 million a year ago. As a result, free cash flow

(operating cash flow less capital expenditures) was $441.6 million, compared to $364.2 million in the fourth quarter of 2018.

At the end of the quarter, the Company’s cash balance and total debt were $337.5 million and $6.2 billion, respectively. During the quarter, the Company invested $23.1 million in acquisitions, repurchased $50.0 million of stock, representing approximately 0.3 million shares, and paid down $402.7 million of debt. As of December 31, 2019, the Company had $900.0 million of authorization remaining under its share repurchase program.

Full Year Results

Revenue was $11.55 billion, an increase of 2.0% over last year's $11.33 billion. The increase in revenue was due to growth from acquisitions of 2.3% and organic growth of 1.6% (which includes the negative impact from PAMA of 0.9%), partially offset by the disposition of businesses of 1.4% and negative foreign currency translation of 0.5%.

Operating income was $1,330.2 million, or 11.5% of revenue, compared to $1,325.7 million, or 11.7%, in 2018. The Company recorded restructuring charges, special items, and amortization which together totaled $380.6 million, compared to $397.6 million during the same period in 2018. Adjusted operating income (excluding amortization, restructuring charges, and special items) was $1,710.8 million, or 14.8% of revenue, compared to $1,723.3 million, or 15.2%, in 2018. The decrease in operating income and margin was primarily due to the negative impact from PAMA, higher personnel costs, disposition of businesses, cybersecurity investments, and a favorable one-time legal settlement in 2018, partially offset by organic growth, the Company’s LaunchPad initiatives, and acquisitions. Excluding the negative impact from PAMA, adjusted operating income and margins grew $94.5 million and 40 basis points, respectively, over last year.

Net earnings in 2019 were $823.8 million, or $8.35 per diluted share, compared to $883.7 million, or $8.61 per diluted share, last year. During 2019, the Company recorded net gains of $20.9 million on venture fund investments, partially offset by losses of $13.3 million on the disposition of businesses and a cost of $3.1 million related to debt refinancing. During 2018, the Company recorded a net gain of $184.8 million on the disposition of businesses, partially offset by a charge of $45.0 million due to the implementation of the Tax Cuts and Jobs Act of 2017 (TCJA), a non-cash pension settlement charge of $7.5 million, and a $5.2 million loss on a venture fund investment.

Adjusted EPS (excluding amortization, restructuring, and special items) were $11.32, an increase of 2.7% compared to $11.02 in 2018.

Operating cash flow was $1,444.7 million, compared to $1,305.4 million in 2018, which was negatively impacted by approximately $105 million from the net tax payment in the fourth quarter of 2018 related to the disposition of businesses. The increase in operating cash flow was due to higher cash earnings, partially offset by increased working capital to support growth. Capital expenditures totaled $400.2 million, compared to $379.8 million in 2018. As a result, free cash flow (operating cash flow less capital expenditures) was $1,044.5 million, compared to $925.6 million in 2018.

During the year, the Company invested $876.0 million in acquisitions and repurchased $450.0 million of stock representing approximately 2.9 million shares.

***

The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

Fourth Quarter Segment Results

LabCorp Diagnostics
Revenue for the quarter was $1.76 billion, an increase of 3.7% over $1.69 billion in the fourth quarter of 2018. The 3.7% increase in revenue was due to acquisitions of 3.5% and organic growth of 0.8%, partially offset by the negative impact from the disposition of businesses of 0.5%. The organic revenue increase of 0.8% includes the negative impact from PAMA of 1.5%.

Total volume (measured by requisitions), excluding the disposition of businesses, increased by 2.6%, as acquisition volume contributed 1.8% and organic volume increased by 0.8%. Organic volume includes the negative impact from managed care contract changes and lower consumer genetics demand, which largely offset the benefit of one additional revenue day. Excluding the disposition of businesses, revenue per requisition increased by 1.6% due to acquisitions and favorable mix, partially offset by the negative impact from PAMA and the nonrenewal of the BeaconLBS - UnitedHealthcare contract pertaining to the Florida market.

Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $277.1 million, or 15.8% of revenue, compared to $279.3 million, or 16.5%, in the fourth quarter of 2018. The $2.2 million decline in adjusted operating income and 70 basis point decline in adjusted operating margin were primarily due to the negative impact from PAMA of $26.2 million and 130 basis points, higher personnel costs, and cybersecurity investments, partially offset by LaunchPad savings, organic growth, and acquisitions. The Company remains on track to deliver approximately $200 million of net savings from its three-year Diagnostics LaunchPad initiative by the end of 2021.

Covance Drug Development
Revenue for the quarter was $1.20 billion, an increase of 9.3% over $1.10 billion in the fourth quarter of 2018. The increase in revenue was due to acquisitions of 6.0% and organic growth of 4.6%, partially offset by the disposition of the Covance Research Products business of 0.9% and negative foreign currency translation of 0.4%. Excluding pass-throughs, organic revenue grew mid-to-high single digits.

Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $183.2 million, or 15.2% of revenue, compared to $153.5 million, or 14.0%, in the fourth quarter of 2018. The $29.7 million increase in adjusted operating income and 130 basis point increase in adjusted operating margin were primarily due to LaunchPad savings, acquisitions, and organic growth, partially offset by higher personnel costs. The Company remains on track to deliver approximately $150 million of net savings from its three-year Drug Development LaunchPad initiative by the end of 2020.

Net orders and net book-to-bill during the trailing twelve months were $5.91 billion and 1.29, respectively. Backlog at the end of the quarter was $11.30 billion, compared to $10.71 billion last quarter, and the Company expects approximately $4.2 billion of its backlog to convert into revenue in the next twelve months.

***

Outlook for 2020

The following guidance assumes foreign exchange rates effective as of December 31, 2019 for the full year. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions and share repurchases.

•
Revenue growth of 4.0% to 6.0% over 2019 revenue of $11.55 billion, which includes the negative impact from the disposition of business of approximately 0.2% as well as the benefit from foreign currency translation of 0.4%.

•
Revenue growth in LabCorp Diagnostics of 0.5% to 2.5% over 2019 revenue of $7.00 billion, which includes the negative impact from PAMA of approximately 1.3% as well as the benefit from one additional revenue day of 0.4% and foreign currency translation of 0.1%.

•
Revenue growth in Covance Drug Development of 7.0% to 9.5% over 2019 revenue of $4.58 billion, which includes the negative impact from the disposition of business of approximately 0.5% as well as the benefit from foreign currency translation of 0.7%.

•	Adjusted EPS of $11.75 to $12.15, an increase of 3.8% to 7.3% over 2019 adjusted EPS of $11.32.

•	Free cash flow (operating cash flow less capital expenditures) of $950 million to $1.05 billion, compared to $1.04 billion in 2019.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provide an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise "special items" used for certain adjusted financial information are included in the tables accompanying this press release.

The Company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the Company's website at http://www.labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. EST and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 8663007. A telephone replay of the call will be available through Feb. 27, 2020, and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 8663007. A live online broadcast of LabCorp’s quarterly conference call on Feb. 13, 2020, will be available at http://www.labcorp.com or at http://www.streetevents.com beginning at 9:00 a.m. EST. This webcast will be archived and accessible through Jan. 29, 2021.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11.5 billion in 2019. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to estimated 2020 guidance and the related assumptions, the impact of various factors on operating and financial results, future business strategies, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the Company’s control, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, the effect of public opinion on the Company’s reputation, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, the number of revenue days in a financial period, employee relations, personnel costs, and the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement the Company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenues	$2,953.4	$2,787.5	$11,554.8	$11,333.4

Cost of revenues	2,132.7	2,015.1	8,302.3	8,157.0

Gross profit	820.7	772.4	3,252.5	3,176.4

Selling, general and administrative expenses	413.9	396.9	1,624.5	1,570.9
Amortization of intangibles and other assets	64.2	56.2	243.2	231.7
Restructuring and other charges	6.2	11.6	54.6	48.1

Operating income	336.4	307.7	1,330.2	1,325.7

Other income (expense):
Interest expense	(64.4)	(58.2)	(240.7)	(244.2)
Equity method income, net	1.9	3.1	9.8	11.6
Investment income	4.0	3.3	8.8	7.5
Other, net	15.0	(41.4)	(3.2)	167.7

Earnings before income taxes	292.9	214.5	1,104.9	1,268.3

Provision for income taxes	65.6	56.3	280.0	384.4

Net earnings	227.3	158.2	824.9	883.9
Less: Net earnings (loss) attributable to the noncontrolling interest	(0.2)	(0.3)	(1.1)	(0.2)

Net earnings attributable to Laboratory Corporation of America Holdings	$227.1	$157.9	$823.8	$883.7

Basic earnings per common share	$2.34	$1.58	$8.42	$8.71

Diluted earnings per common share	$2.32	$1.56	$8.35	$8.61

Weighted average basic shares outstanding	97.2	100.2	97.9	101.4

Weighted average diluted shares outstanding	98.0	101.2	98.6	102.6

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	December 31, 2019	December 31, 2018
ASSETS

Current assets:
Cash and cash equivalents	$337.5	$426.8
Accounts receivable	1,543.9	1,467.9
Unbilled services	481.4	394.4
Supplies inventory	244.7	237.3
Prepaid expenses and other	373.7	309.0
Total current assets	2,981.2	2,835.4

Property, plant and equipment, net	2,611.6	1,740.3
Goodwill, net	7,865.0	7,360.3
Intangible assets, net	4,034.5	3,911.1
Joint venture partnerships and equity method investments	84.9	60.5
Deferred income taxes	8.8	1.7
Other assets, net	435.4	276.0
Total assets	$18,021.4	$16,185.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$632.3	$634.6
Accrued expenses and other	942.4	870.0
Unearned revenue	451.0	356.4
Short-term operating lease liabilities	197.5	—
Short-term finance lease liabilities	8.4	7.9
Short-term borrowings and current portion of long-term debt	415.2	10.0
Total current liabilities	2,646.8	1,878.9

Long-term debt, less current portion	5,789.8	5,990.9
Operating lease liabilities	580.6	—
Financing lease liabilities	91.1	51.0
Deferred income taxes and other tax liabilities	942.8	940.0
Other liabilities	383.2	334.0
Total liabilities	10,434.3	9,194.8

Commitments and contingent liabilities
Noncontrolling interest	20.1	19.1

Shareholders’ equity
Common stock, 97.2 and 98.9 shares outstanding at December 31, 2019 and 2018, respectively	9.0	11.7
Additional paid-in capital	26.8	1,451.1
Retained earnings	7,903.6	7,079.8
Less common stock held in treasury	—	(1,108.1)
Accumulated other comprehensive loss	(372.4)	(463.1)
Total shareholders’ equity	7,567.0	6,971.4
Total liabilities and shareholders’ equity	$18,021.4	$16,185.3

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$227.3	$158.2	$824.9	$883.9

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	155.8	137.7	577.2	552.1
Stock compensation	23.5	20.8	107.0	91.6
Loss (gain) on sale of business	1.3	24.5	13.2	(184.9)
Operating lease right-of-use asset expense	50.0	—	194.1	—
Deferred income taxes	5.9	10.1	29.2	22.2
Other	(7.1)	7.0	(6.5)	10.8
Change in assets and liabilities (net of effects of acquisitions):
(Increase) decrease in accounts receivable	80.2	58.7	(64.1)	50.2
Increase (decrease) in unbilled services	0.5	(75.5)	(59.0)	(81.0)
Increase in inventory	(7.4)	(10.1)	(21.9)	(18.9)
Increase in prepaid expenses and other	(48.4)	(17.8)	(42.6)	(57.9)
Increase (decrease) in accounts payable	15.4	123.2	(12.8)	43.3
Increase (decrease) in deferred revenue	39.1	60.6	38.1	(33.8)
Increase (decrease) in accrued expenses and other	33.7	(11.0)	(132.1)	27.8
Net cash provided by operating activities	569.8	486.4	1,444.7	1,305.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(128.2)	(122.2)	(400.2)	(379.8)
Purchases of investments	(6.2)	(8.0)	(27.5)	(22.3)
Proceeds from sale of assets	1.9	—	7.7	50.1
Proceeds from sale or distributions of investments	1.8	—	11.2	—
Proceeds from sale of business	—	3.7	—	658.2
Proceeds from exit of swaps	1.7	18.3	1.7	18.3
Acquisition of businesses, net of cash acquired	(23.1)	(38.7)	(876.0)	(117.8)
Net cash (used for) provided by investing activities	(152.1)	(146.9)	(1,283.1)	206.7

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Senior Notes offerings	1,050.0	—	1,050.0	—
Payments on Senior Notes	(687.9)	(400.0)	(687.9)	(400.0)
Proceeds from term loan	—	—	850.0	—
Payments on term loan	(752.0)	—	(1,002.0)	(295.0)
Proceeds from revolving credit facilities	22.0	18.0	495.0	467.2
Payments on revolving credit facilities	(22.0)	(18.0)	(495.0)	(467.2)
Payment of debt issuance costs	(11.6)	—	(11.6)	—
Net share settlement tax payments from issuance of stock to employees	(0.2)	(1.8)	(40.6)	(48.0)
Net proceeds from issuance of stock to employees	5.7	1.7	64.7	69.1
Purchase of common stock	(50.0)	(400.0)	(450.0)	(700.0)
Other	(3.4)	(2.8)	(25.3)	(16.0)

Net cash used for financing activities	(449.4)	(802.9)	(252.7)	(1,389.9)

Effect of exchange rate changes on cash and cash equivalents	8.1	(2.4)	1.8	(12.0)

Net increase (decrease) in cash and cash equivalents	(23.6)	(465.8)	(89.3)	110.2
Cash and cash equivalents at beginning of period	361.1	892.6	426.8	316.6

Cash and cash equivalents at end of period	$337.5	$426.8	$337.5	$426.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(Dollars in Millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
LabCorp Diagnostics
Revenues	$1,757.8	$1,694.4	$6,999.9	$7,030.8

Adjusted Operating Income	$277.1	$279.3	$1,229.1	$1,350.9
Adjusted Operating Margin	15.8%	16.5%	17.6%	19.2%

Covance Drug Development
Revenues	$1,201.7	$1,099.0	$4,578.1	$4,313.1

Adjusted Operating Income	$183.2	$153.5	$637.9	$516.2
Adjusted Operating Margin	15.2%	14.0%	13.9%	12.0%

Consolidated
Revenues	$2,953.4	$2,787.5	$11,554.8	$11,333.4

Adjusted Segment Operating Income	$460.3	$432.8	$1,867.0	$1,867.1
Unallocated corporate expense	$(38.3)	$(37.9)	$(156.2)	$(143.8)
Consolidated Adjusted Operating Income	$422.0	$394.9	$1,710.8	$1,723.3
Adjusted Operating Margin	14.3%	14.2%	14.8%	15.2%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Adjusted Operating Income
Operating Income	$336.4	$307.7	$1,330.2	$1,325.7
Amortization of intangibles and other assets (a)	64.2	56.2	243.2	231.7
Restructuring and other charges (b)	6.2	11.6	54.6	48.1
Acquisition and disposition-related costs (c)	15.3	11.6	69.2	54.7
LaunchPad system implementation costs (d)	2.7	2.5	10.1	9.8
Executive transition expenses (e)	7.0	5.3	15.2	9.6
Costs (reimbursements) related to ransomware attack (f)	(9.8)	—	(9.1)	12.6
Costs related to data breach (g)	0.2	—	11.5	—
Adjustment to acquisition contingent consideration (h)	(0.2)	—	(14.1)	—
Special tax reform bonus for employees (i)	—	—	—	31.1
Adjusted operating income	$422.0	$394.9	$1,710.8	$1,723.3

Adjusted Net Income
Net Income	$227.1	$157.9	$823.8	$883.7
Impact of adjustments to operating income	85.6	87.2	380.6	397.6
Gains and losses on venture fund investments, net (j)	(19.0)	5.2	(20.9)	5.2
(Gain) and loss on sale of business (k)	1.4	24.6	13.3	(184.8)
Debt refinancing costs (l)	3.1	—	3.1	—
Pension settlement charge (m)	—	7.5	—	7.5
Tax reform adjustments (n)	—	0.9	—	45.0
Income tax impact of adjustments (o)	(17.6)	(28.4)	(83.4)	(23.4)
Adjusted net income	$280.6	$254.9	$1,116.5	$1,130.8

Weighted average diluted shares outstanding	98.0	101.2	98.6	102.6

Adjusted net income per share	$2.86	$2.52	$11.32	$11.02

(a)	Amortization of intangible assets acquired as part of business acquisitions.
(b)
Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions within the organization in connection with our LaunchPad initiatives and acquisitions or dispositions of businesses by the Company.

(c)
Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration and disposition related activities in connection with contemplated and completed transactions.

(d)	LaunchPad system implementation costs include non-capitalized costs associated with the implementation of a system as part of the LaunchPad business process improvement initiative.
(e)	Represents executive transition expenses related to various management reorganizations.
(f)
Costs related to ransomware attack including incremental consulting and employee costs incurred to remediate the impact of a ransomware attack, which occurred during the third quarter of 2018. In the fourth quarter of 2019, we received a partial payment of our insurance claim.

(g)	Costs related to the response and remediation of a previously announced vendor data breach, which occurred in the second quarter of 2019.
(h)	During the third quarter of 2019, the Company settled a contingent purchase price for an acquisition completed in 2016.
(i)
During 2018, the Company paid a special one-time bonus to its non-bonus eligible employees in recognition of the benefits the Company is receiving from the passage of the Tax Cuts and Jobs Act of 2017 (TCJA).

(j)
The Company makes venture fund investments in companies or investment funds developing promising technology related to its operations. The Company recorded net gains and losses for the quarter and year-to-date periods related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.

(k)
Represents the loss on sale of the CRP business as part of the Envigo transaction during the second quarter of 2019 and the gain on sale of the Food Solutions business, which occurred during the third quarter of 2018.

(l)	Represents the costs and accelerated amortization of deferred financing costs associated with the issuance and early repayment of debt.
(m)	Represents a settlement charge related to the Company's pension plans triggered by the election of participants to take lump-sum cash settlements.
(n)	During 2018, the Company recorded a net increase in its provision for income taxes primarily relating to the repatriation tax associated with the adoption of the TCJA.
(o)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.
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